                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY

                              STOCKHOLDER AGREEMENT

        This Stockholder Agreement (this "Agreement") dated as of May 28, 2003 is between Edge Petroleum Corporation, a Delaware corporation ("Parent"), and those persons set forth on Exhibit A (each, a "Stockholder" and collectively, the "Stockholders").

                                    RECITALS

        WHEREAS, Parent, Edge Delaware Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub"), and Miller Exploration Company, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time pursuant thereto, the "Merger Agreement");

        WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on Exhibit A (such shares of Company Common Stock, together with any shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as such Stockholder's "Shares");

        WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement to it to do so, the Stockholder has agreed for the benefit of Parent as set forth in this Agreement; and

        WHEREAS, the Board of Directors of the Company has approved the Stockholder's entering into this Agreement, the form of this Agreement and the transactions contemplated hereby;

        NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows (terms defined in the Merger Agreement and used but not defined herein having the meanings assigned to such terms in the Merger Agreement):

                                    ARTICLE 1

                          COVENANTS OF THE STOCKHOLDERS

        Each Stockholder hereby covenants as follows:

        Section 1.1 Agreement to Vote; Waiver of Dissenter's Rights. (a) At any meeting of the stockholders of the Company held prior to the earlier of (i) the Effective Time of the Merger and (ii) the termination of the Merger Agreement (but in no event beyond March 31, 2004)

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(such earlier time being herein referred to as the "Voting Termination Date"), however called, and at every adjournment or postponement thereof prior to the Voting Termination Date, or in connection with any written consent of the stockholders of the Company given prior to the Voting Termination Date, such Stockholder shall vote or cause to be voted such Stockholder's Shares (together with (a) any additional shares of capital stock of the Company or any securities or other property that the Stockholder is or becomes entitled to receive from the Company by reason of being a record holder of such number of Shares, (b) any capital stock, securities or other property into which any such number of Shares shall have been or shall be converted or changed, whether by amendment to the Certificate of Incorporation of the Company, merger, consolidation, reorganization, capital change or otherwise, (c) any additional Company Common Stock acquired by the Stockholder as the result of the Stockholder's exercising an option, warrant or other right to acquire shares of capital stock from the Company issued with respect to such number of Shares (all of the foregoing hereinafter collectively referred to as such Stockholder's "Additional Shares")) in favor of the adoption of the Merger Agreement and any actions required in furtherance hereof and thereof. Such Stockholder shall not enter into any agreement or understanding with any person prior to the Voting Termination Date, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such Stockholder's Shares (and any Additional Shares) in any manner inconsistent with the preceding sentence and in any case (except as set forth in the next sentence) will not vote in favor of any Miller Acquisition Proposal prior to the Voting Termination Date. Notwithstanding the foregoing, the obligations of Guardian Energy Management Corp. ("Guardian") set forth in Section 1.1(a) shall terminate in the event that the Board of Directors of the Company withdraws, modifies or changes its recommendation under Section 7.4(b)(i) of the Merger Agreement.

                (b) The Stockholders hereby waive and agree not to exercise any applicable "appraisal rights" as contemplated by the Delaware General Corporation Law or otherwise with respect to the Shares and any Additional Shares in connection with the Merger and the Merger Agreement.

        Section 1.2 Proxies and Voting Agreements. Such Stockholder hereby revokes, and otherwise agrees to take all actions necessary to revoke, any and all previous proxies granted with respect to matters set forth in Section 1.1. Prior to the Voting Termination Date, such Stockholder shall not, directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to matters set forth in Section 1.1, deposit any of such Stockholder's Shares (or any Additional Shares) or enter into a voting agreement with respect to any of such shares.

        Section 1.3     No Solicitation.

        (a) From and after the date hereof until the Voting Termination Date, such Stockholder will not, and will not authorize or permit any of its officers, directors, employees, agents or representatives (collectively, "Stockholder Representatives") to, or upon becoming aware of it will use best efforts to stop such person from continuing to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing material non-public information), or

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take any action designed to facilitate, directly or indirectly, any inquiry, proposal or offer (including, without limitation, any proposal or offer to the Company's stockholders) with respect to a Miller Acquisition Proposal or cooperate with or assist, participate or engage in any discussions or negotiations concerning a Miller Acquisition Proposal.

        (b) Such Stockholder shall immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore by such Stockholder or Stockholder Representatives with respect to any Miller Acquisition Proposal.

        (c) Prior to the Voting Termination Date, such Stockholder will promptly notify Parent orally and in writing of any requests for information made to such Stockholder or any Stockholder Representative or the receipt of any Miller Acquisition Proposal made to such Stockholder or any Stockholder Representative or any inquiry with respect to (including, without limitation, any inquiry as to the Company's willingness or ability to entertain offers, proposals or engage in discussions or negotiations), or that could lead to, a Miller Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Miller Acquisition Proposal, and the material terms and conditions of any Miller Acquisition Proposal.

        (d) Prior to the Voting Termination Date, such Stockholder shall not enter into any agreement with any person or group that provides for, or in any way facilitates, a Miller Acquisition Proposal.

        (e) The provisions of this Section 1.3 do not prohibit any Stockholder or Stockholder Representative who also serves in the capacity of officer, director, employee, agent or other representative of the Company from taking actions in such other capacity to the extent permitted by Section 7.4(b) of the Merger Agreement.

        Section 1.4 Transfers. Nothing in this Agreement shall prevent such Stockholder from assigning or transferring such Stockholders' Shares to any spouse or former spouse, parent, child, trust, trust beneficiary, estate, family partnership, partner, foundation (whether family, private or public) or charitable organization (each, a "Permitted Transferee"), provided that such Permitted Transferee agrees in writing to hold the transferred or assigned Shares subject to all of the provisions of this Agreement applicable to such Stockholder.

        Section 1.5 Other Actions. Prior to the Voting Termination Date, such Stockholder shall not take any action that would in any way restrict, limit, impede or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

        Section 1.6 Guardian Warrant. By execution hereof, Guardian agrees that the second sentence of Section 3.1 of that certain Warrant to purchase 9,000,000 shares of Company Common Stock, dated as of July 11, 2000, shall have no force and effect as of the Effective Time.

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                                    ARTICLE 2

              REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS

                               OF THE STOCKHOLDERS

        Each Stockholder represents, warrants and covenants to Parent that:

        Section 2.1 Ownership. Such Stockholder is as of the date hereof the beneficial and record owner of such Stockholder's Shares, such Stockholder has the sole right to vote such Stockholder's Shares and there are no restrictions on rights of disposition or other lien, pledge, security interest, charge or other encumbrance or restriction pertaining to such Stockholder's Shares. None of such Stockholder's Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the such Stockholder's Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of such Stockholder's Shares.

        Section 2.2 Authority and Non-Contravention. Such Stockholder has the right, power and authority, and such Stockholder has been duly authorized by all necessary action (including consultation, approval or other action by or with any other person), to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. Such actions by such Stockholder (a) require no action by or in respect of, or filing with, any governmental or regulatory authority with respect to such Stockholder, and (b) do not and will not contravene or constitute default under any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on such Stockholder or result in the imposition of any lien, pledge, security interest, charge or other encumbrance or restriction on any of such Stockholder's Shares (other than as provided in this Agreement with respect to such Stockholder's Shares).

        Section 2.3 Binding Effect. This Agreement has been duly executed and delivered by such Stockholder and is the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

        Section 2.4 Total Shares. Such Stockholder's Shares are the only shares of capital stock of the Company owned beneficially or of record as of the date hereof by such Stockholder, and such Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of the Company (except as set forth in the footnotes to Exhibit A) and has no other interest in or voting rights with respect to any other securities of the Company.

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        Section 2.5     Finder's Fees. No investment banker, broker or finder is
entitled to a commission or fee from the Company, Parent or Merger Sub in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder, except as otherwise provided in the Merger
Agreement.

        Section 2.6 Reasonable Efforts. Prior to the Voting Termination Date, such Stockholder shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement and this Agreement.

                                    ARTICLE 3

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

        Parent represents, warrants and covenants to each Stockholder that:

        Section 3.1 Corporate Power and Authority. Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Parent.

        Section 3.2 Binding Effect. This Agreement has been duly executed and delivered by Parent and is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

                                    ARTICLE 4

                               GENERAL PROVISIONS

        Section 4.1 Expenses; Attorneys' Fees. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the

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consummation of the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

        Section 4.2 Further Assurances. From time to time, at the request of any other party, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

        Section 4.3 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with confirmation of receipt or proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

        (a)     if to Parent:

                        1301 Travis, Suite 2000
                        Houston, Texas 77002
                        Attention: Michael G. Long
                        Facsimile: (713) 650-6494

                with a copy to:

                        Baker Botts L.L.P.
                        One Shell Plaza
                        910 Louisiana
                        Houston, Texas 77002-4995
                        Attention: Gene J. Oshman
                        Facsimile: (713) 229-1522

        (b) if to any Stockholder, at such address or facsimile number indicated opposite the name of such Stockholder on Exhibit A.

                with a copy to the Company and its counsel:

                        3104 Logan Valley Road
                        Traverse City, Michigan 49685
                        Attention: Kelly E. Miller
                        Facsimile: (231) 941-8312

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                        Vinson & Elkins L.L.P.
                        3700 Trammell Crow Center
                        Dallas, Texas 75201-2975
                        Attention: Mark Early
                        Facsimile: (214) 999-7895

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered or three business days after so mailed.

        Section 4.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares beneficially owned by such Stockholder and shall be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

        Section 4.5 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

        Section 4.6 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

        Section 4.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF THIS AGREEMENT.

        Section 4.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an

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original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

        Section 4.10 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

        Section 4.11 Interpretation. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

        Section 4.12 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        Section 4.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        Section 4.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                            [Signature Page Follows]

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        IN WITNESS WHEREOF, Parent and the Stockholders have caused this
Agreement to be duly executed as of the day and year first above written.

                                           EDGE PETROLEUM CORPORATION

                                           By: /s/ Michael G. Long
                                               ---------------------------------
                                           Name:  Michael G. Long
                                           Title: Senior Vice President and
                                                  Chief Financial Officer

                                           STOCKHOLDERS

                                           GUARDIAN ENERGY MANAGEMENT CORP.

                                           By: /s/ Paul A Halpern
                                               ---------------------------------
                                           Name:  Paul A Halpern
                                           Title: Vice President - Operations

                                           /s/ C.E. Miller
                                           -------------------------------------
                                           C.E. Miller

                                           /s/ Kelly E. Miller
                                           -------------------------------------
                                           Kelly E. Miller

                                           /s/ Robert M. Boeve
                                           -------------------------------------
                                           Robert M. Boeve

                                           /s/ Paul A. Halpern
                                           -------------------------------------
                                           Paul A. Halpern

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                                           /s/ Richard J. Burgess
                                           -------------------------------------
                                           Richard J. Burgess

                                           /s/ David A. Miller
                                           -------------------------------------
                                           David A. Miller

                                           /s/ Kellie K. Miller
                                           -------------------------------------
                                           Kellie K. Miller, Trustee of the
                                           Kellie K. Miller Trust

                                           /s/ Debra A. Miller
                                           -------------------------------------
                                           Debra A. Miller, Trustee of the
                                           Debra A. Miller Trust

                                           /s/ Kelly E. Miller
                                           -------------------------------------
                                           Kelly E. Miller, Trustee of the
                                           Miller Oil Corporation Savings Plan

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                                                                       EXHIBIT A

                                                                          ADDRESS AND
            STOCKHOLDER                NUMBER OF SHARES OWNED          FACSIMILE NUMBER
-----------------------------------    ----------------------    -----------------------------
Guardian Energy Management Corp.              370,371            2300 Harmon Road
                                                                 Auburn Hills, Michigan 48326
                                                                 (248) 340-2175

C. E. Miller                                   13,288            3104 Logan Valley Road
                                                                 Traverse City, Michigan 49685
                                                                 (231) 941-8312

Kelly E. Miller                               163,936            3104 Logan Valley Road
                                                                 Traverse City, Michigan 49685
                                                                 (231) 941-8312

Robert M. Boeve                                38,820            3104 Logan Valley Road
                                                                 Traverse City, Michigan 49685
                                                                 (231) 941-8312

Paul A. Halpern                                32,155            2300 Harmon Road
                                                                 Auburn Hills, Michigan 48326
                                                                 (248) 340-2175

Richard J. Burgess                             17,365            3104 Logan Valley Road
                                                                 Traverse City, Michigan 49685
                                                                 (231) 941-8312

David A. Miller                                97,774            8808 Pine Island Court
                                                                 Mattanan, Michigan 49071
                                                                 (269) 372-9379

Kellie K. Miller,                             127,551            8808 Pine Island Court
Trustee of the Kellie K. Miller                                  Mattanan, Michigan 49071
Trust                                                            (269) 372-9379

Debra A. Miller, Trustee of the               127,550            10839 Bluff Road
Debra A. Miller Trust                                            Traverse City, Michigan 49685
                                                                 (231) 941-8312

Kelly E. Miller, Trustee of the                55,537            3104 Logan Valley Road
Miller Oil Corporation Savings Plan                              Traverse City, Michigan 49685
                                                                 (231) 941-8312